EXHIBIT 99.2

Q3-12 Earnings call
Alex Introduction

Thanks Latoya.

Good afternoon.  I would like to welcome everyone to SMTC’s third quarter earnings call.  Joining me today is my Co-Chief Executive Officer, Claude Germain.

I’d like to remind everybody that this presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties.  The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10-K; on Form 10-Q and subsequent reports on Form 8-K and our other filings with the Securities and Exchange Commission and SEDAR.

For our agenda today, we will first cover our third quarter results; we will provide closing comments, which will then be followed by a question and answer period.

As you can see from our press release issued earlier today, results for the third quarter were much stronger than last year, although weaker sequentially.  Revenues were $75.6 million, a slight increase from the second quarter of this year, and a 71% increase over the same period last year.

Gross margins were $6.0 million or 7.9%. This compares to $3.7 million or 8.4% in the third quarter of 2011 and $7.3 million or 9.7% in the second quarter of 2012. Adjusted EBITDA for the quarter was $2.6 million, compared to $0.7 million in the third quarter of 2011, and $4.3 million in the second quarter 2012. Third quarter results have been impacted by a number of factors that include:

a.	$620 thousand in non-recurring acquisition and transition costs related to the acquisition of assets from Alco Electronics

b.	$300 thousand in severances and terminations incurred in response to reduced revenue levels in our Canadian manufacturing operation

c.	$1.1 million in unrealized gains from foreign currency forward contracts

Adjusted EPS for the quarter was $0.08, and benefited $0.02/share from a non-recurring $360 thousand tax recovery for taxes paid in 2011 and 2012.  This compares to a loss of $0.09 in the third quarter of 2011, and a profit of $0.17 in the second quarter 2012.

Inventory levels decreased during the quarter to $56 million from $61 million last quarter leading to improved turns. Our inventory performance has improved over last quarter, and we are continuing to press hard on initiatives to optimize this going forward.

Accounts receivable levels increased during the quarter to $42 million from $40 million last quarter. This increase was largely due to $4.6 million of Q3 receivables that were collected shortly after quarter end. This timing issue on collections resulted in the net debt level increase from the prior quarter. AR days were 51 days verses 48 days in the previous quarter.   We have implemented several initiatives aimed at improving collections performance such as EDI and ACH with major customers, and anticipate improvement in our AR performance going forward.  Accounts payable were $43 million, a decrease from $48 million last quarter.  AP days decreased to 56 days from 65 days in the previous quarter.

Q3-12 Earnings call

Capital investments were $0.5 million in the quarter, down from $2.3 million in the previous quarter.

Bank debt net of cash increased by $3.5 million to $28.9 million, up from $25.4 million in the second quarter mainly due to the timing of receivable collections mentioned previously. It is worth noting that our bank debt at this time is approximately $15 million higher than we had anticipated coming into 2012. Higher growth rates (and the requisite investment in working capital to accommodate the growth) account for approximately $9 million of this increase, the remainder; approximately $6.0 million is a result of working capital inefficiencies which we continue to address.

With that, I will now turn the call over to my Co-Chief Executive Officer, Claude Germain.

Claude

At a high level, the quarter was notable for the following:

1. Revenues for the quarter were 71% higher compared to the same quarter last year and for the full year in 2012 will be at their highest levels in 10 years. Our strong revenues are projected to continue into Q4. The significant increase in our revenue is due primarily to 3 factors:

•	Achieving our organic growth target of 5% YOY coming from new customers We anticipate reaching our objective of adding 8+ new customers in 2012

•	Increased share of wallet gains from our existing customers

•	New revenues as a result of our ZF Array acquisition

2. Overall, our third quarter margins were weaker than expected.  Although they were affected by several one-time charges mentioned by Alex, they were also negatively impacted by a record number of New Program Introductions across our plants. This new business comes with higher manufacturing complexity, and typically higher costs at the outset; we are working through this and expect improved margins on these programs going forward. Along with this, we are executing several manufacturing initiatives aimed at increasing efficiencies in our largest operation in Mexico.  We are also reviewing our Canadian operations in order to improve profitability. With these changes, we expect our margins to recover in the fourth quarter.

3. We announced the purchase of the Seksun Array Electronics assets, located on Suzhou, China. These assets will cost approximately $2.0 million, and will be funded through seller financing and our existing banking facility. We expect it to be immediately accretive and to close in late Q4.

Q3-12 Earnings call

Looking forward, and barring a macroeconomic slowdown or any effects from Hurricane Sandy, we are guiding the fourth quarter to have an adjusted EBITDA of between $3.0 and $3.5 million on revenues between $70 and $77 million. Via improvements in cash cycle days, we are also guiding to have bank debt net of cash within our guidelines of 1.5 times trailing 12 month EBITDA by year end.

For the year, we are narrowing our 2012 adjusted EBITDA guidance from $14 - $16 million to $14 - $15 million, up from actual $9.3 million in 2011; and we are narrowing 2012 adjusted EPS guidance from $0.53 - $0.65 to $0.50 - $0.55, up from actual $0.07 in 2011.

In summary, 2012 is unfolding largely within our guidance, and has shown that our strong focus on our core strategic initiatives is having a significant impact on the company, and has helped dramatically increase our profitability. At this point, we expect 2013 to have similar adjusted EBITDA to what we presented in 2012. Strategically, we remain focused on increasing shareholder value through margin improvements, steady cash flow generation, diversified organic growth and M&A.

I will now turn the call back to Alex.

Alex

Thanks Claude, with that, we will open the call for any questions.

Thank you.